Exhibit 99.1

Asure Software Reports Financial Results for
2014 Second Quarter

In thousands, except per share data	Q2 2014	Q2 2013	% Change
Revenue	$6,548	$6,296	up 4%
Gross margin	$5,175	$4,815	up 7%
Net income (loss)	$15	$(569)	up 103%
EBITDA, excluding one-times*	$1,179	$1,150	up 3%
Diluted Net income (loss) per share	$0.00	$(0.10)
Diluted Net income (loss) per share, excluding one-times*	$0.02	$(0.06)

AUSTIN, Texas, August 13, 2014 (GLOBE NEWSWIRE) -- Asure Software, Inc. (Nasdaq:ASUR), a leading provider of workplace management software, announced results for the second quarter ended June 30, 2014.

Strategic Highlights
•	Grew repetitive, cloud-based revenue by 10% over the second quarter of 2013.
•
Closed several large, multi-year global sales, including the sale of AsureForce workforce management solutions to PSSI in the U.S. and the sale of AsureSpace workspace management solutions to KPMG and PriceWaterhouseCoopers in the UK.

•
Coincident with the acquisition of Fotopunch as announced July 8, 2014, introduced the new AirClock, an industry first tablet-based time collection device. This product was a critical piece of the Company’s first seven figure bookings deal, which was closed in the second quarter.

•	Cloud SaaS-based bookings increased 83% from the second quarter 2013.
•
Net income was $0.00 per share as compared to a net loss of $.10 per share in the second quarter of 2013. This was the first full quarter with our new re-financing in place. We anticipate being profitable the remainder of the year.

Results

•	Cloud SaaS-based revenue for the quarter was $3.5 million, up $325,000 or 10% over the second quarter of 2013.

•	Revenue for the quarter increased 4% over the $6.3 million in the second quarter 2013.

•	Recurring revenue as a percent of total revenue was 78% for the quarter as compared to 78% in the second quarter of 2013.

•	Gross margin for the quarter was $5.2 million compared to $4.8 million in the second quarter 2013, an increase of 7%.

•	EBITDA* excluding one-time items* for the quarter was approximately $1.2 million compared to $1.2 million in the second quarter of 2013.

•	Second quarter net income (loss) per share, excluding one-times*, was $0.02 compared to $(0.06) in the second quarter of 2013.

•	Cash flow provided by operating activities for the quarter was $676,000 compared to $710,000 in the second quarter 2013, representing a decrease of 5%.

Management Commentary
Pat Goepel, Chief Executive Officer of Asure Software commented, “We are extremely pleased with continued consumer demand for SaaS-based solutions among our workforce management and workspace management product lines. Key sales and bookings for this quarter include PSSI in the U.S. and PriceWaterhouseCoopers and KPMG in the UK. These relationships are driven by prospect and customer needs for innovative technology solutions and a long-term strategic partnership that helps them meet their people, time and space needs around managing global, mobile workforces. Our continued focus on bringing highly differentiated SaaS solutions to the market has been well accepted by the market and we expect this trend to continue.”

Kristi Richburg, Asure’s Controller & Interim Chief Financial Officer added, “Improvements in net income in the second quarter reflect our lower cost of debt under our new financial arrangement with Wells Fargo. We are also pleased with our year over year performance with increased Cloud revenue. We expect to be at the lower end of our revenue and EBITDA guidance for the full year.  However, driven by an uptick in bookings, we anticipate a stronger second half of the year and expect year over year growth in both revenue and EBITDA along with continued positive free cash generation in the second half of the year and expect continued growth in 2015.”

Please see below for details around Asure’s financial results.

Company Outlook
$000s	FY 14
Revenue	$29,000 - $30,000
EBITDA, excluding one-time items	$5,500 - $6,500
Net income per share, excluding one-time items	$0.08 - $0.24

Conference Call Details
Asure will follow this announcement with a conference call for the investment community on Wednesday, August 13, 2014 at 11:00 a.m. EDT, (10:00 a.m. CDT) to further discuss the quarter and outlook. Participating in the call will be Pat Goepel, Chief Executive Officer and Kristi Richburg, Controller & Interim Chief Financial Officer. To participate, dial (877) 853-5636 ten minutes before the call begins. International callers should dial (631) 291-4544. The conference ID for all callers is 70194288.

Investors, analysts, media and the general public will also have the opportunity to listen to the conference call in listen-only mode via the Internet by visiting the investor relations page of Asure's web site at www.asuresoftware.com. To monitor the live call, please visit the web site at least ten minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call on the investor relations page of our Web site at http://investor.asuresoftware.com/

About Asure Software
Asure Software, Inc., (Nasdaq:ASUR) headquartered in Austin, Texas, offers cloud-based time and labor management and workspace management solutions that enable businesses to control their biggest costs -- labor, real estate and technology -- and prepare for the workforce of the future in a highly mobile, geographically disparate and technically wired work environment. Asure serves approximately 6,000 clients worldwide and currently offers two main product lines: AsureSpace™ workplace management solutions enable organizations to maximize the ROI of their real estate, and AsureForce® time and labor management solutions deliver efficient management of human resource and payroll processes. For more information, please visit www.asuresoftware.com.

The Asure Software, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11986

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding Asure's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. Such risks and uncertainties could cause actual results to differ from those contained in the forward-looking statements.

*Non-GAAP Financial Measures
This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission: EBITDA and GAAP Net Income/(Loss) excluding one-time items. These supplemental financial measures are not required by GAAP, nor is the presentation of this financial information intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management recognizes that non-GAAP financial measures have limitations in that they do not reflect all of the items associated with Asure's earnings results as determined in accordance with GAAP. However, for the reasons described below, management uses these non-GAAP measures to evaluate the performance of Asure's business. Asure's management believes that it is important to provide investors with these same tools, together with reconciliation to GAAP, for evaluating the performance of Asure's business, as it may provide additional insight into Asure's financial results. See the “Reconciliation of GAAP Net Income/(Loss) to Earnings Before Interest, Taxes, Depreciation, Amortization and Stock Compensation Expense (EBITDA)” and the “Reconciliation of GAAP Net Income/(Loss) to Net Earnings Excluding One-Time Items” tables included in this press release for further information regarding these non-GAAP financial measures. In addition, these measures are presented because management believes they are frequently used by securities analysts, investors and others in the evaluation of companies. EBITDA is calculated by adding income taxes, interest expense, depreciation and amortization and stock compensation expense to net earnings. EBITDA is not defined under GAAP and should not be considered in isolation or as a substitute for net earnings and other consolidated earnings data prepared in accordance with GAAP or as a measure of Asure's profitability.

Net Earnings Excluding One-Time Items is calculated by combining the company’s GAAP Net Earnings, or earnings per share, with items that are one time in nature and are not expected to recur on a dollar or per share basis.

Free Cash Flow is computed by subtracting capital expenditures from cash flow from operations, each as determined in accordance with GAAP and as reflected in the statement of cash flows.

Non-GAAP Revenue is computed by adding back the deferred revenue fair market valuation to GAAP revenue.

Reconciliation of GAAP Net Earnings to Earnings Before Interest, Taxes, Depreciation, Amortization and Stock Compensation Expense (EBITDA) and EBITDA Excluding One-time items.

FOR THE THREE MONTHS ENDED

$000s	June 30, 2014	June 30, 2013
Net Income (Loss)	15	(569)
Interest and amortization of OID	268	645
Tax	35	42
Depreciation	109	107
Amortization	572	652
Stock Compensation	42	45
EBITDA	1,041	922
One-time items	138	228
EBITDA excluding one-time items	1,179	1,150

FOR THE SIX MONTHS ENDED

$000s	June 30, 2014	June 30, 2013
Net Income (Loss)	(515)	(1,669)
Interest and amortization of OID	775	1,325
Tax	77	81
Depreciation	222	219
Amortization	1,145	1,304
Stock Compensation	81	69
EBITDA	1,785	1,329
One-time items	534	548
EBITDA excluding one-time items	2,319	1,877

Reconciliation of GAAP Net Earnings to Net Earnings Excluding One-time items

$000s	FOR THE THREE MONTHS ENDED June 30
	2014	2013
Net Income (Loss)	15	(569)
Legal & Professional Services	52	146
Severance, Recruitment & Relocation	73	69
Other one-time items (net)	13	13
Sub-total excluding Taxes	138	228
Sub-total one-time items	138	228
Net Gain/(Loss) excluding one-time items	153	(341)

$000s	FOR THE SIX MONTHS ENDED June 30
	2014	2013
Net Income (Loss)	(515)	(1,669)
Loss on Debt Refinancing	1,402	-
Gain on Settlement of Note Payable and litigation	(1,034)	-
Legal & Professional Services	80	310
Severance, Recruitment & Relocation	73	160
Other one-time items (net)	13	78
Sub-total excluding Taxes	534	548
Sub-total one-time items	534	548
Net Gain/(Loss) excluding one-time items	19	(1,121)

Reconciliation of GAAP Revenue to Non-GAAP revenue

$000s	FOR THE THREE MONTHS ENDED June 30
	2014	2013
Revenue	6,548	6,296
Adjustment	-	146
Non- GAAP revenue	6,548	6,442

$000s	FOR THE SIX MONTHS ENDED June 30
	2014	2013
Revenue	13,075	12,271
Adjustment	-	363
Non- GAAP revenue	13,075	12,634

Note – Adjustment relates to the fair market valuation for assumed deferred revenue contracts that were not recognized in the period due to business combination accounting rules.

For more information contact:
Pat Goepel, CEO
Asure Software, Inc.
888-323-8835
pgoepel@asuresoftware.com

ASURE SOFTWARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
 (Unaudited)

	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$2,005	$3,938
Restricted cash	150	400
Accounts receivable, net of allowance for doubtful accounts of $152 and $168 at June 30, 2014 and December 31, 2013, respectively	3,428	3,902
Inventory	260	77
Notes receivable	-	9
Prepaid expenses and other current assets	1,226	1,334
Total current assets	7,069	9,660
Property and equipment, net	1,301	1,233
Goodwill	15,008	15,005
Intangible assets, net	8,533	9,679
Other assets	29	38
Total assets	$31,940	$35,615
Liabilities and stockholders’ equity
Current liabilities:
Current portion of notes payable	$996	$4,308
Accounts payable	1,405	1,669
Accrued compensation and benefits	341	473
Other accrued liabilities	945	988
Deferred revenue	9,365	10,059
Total current liabilities	13,052	17,497
Long-term liabilities:
Deferred revenue	593	759
Notes payable	14,063	12,698
Other liabilities	446	444
Total long-term liabilities	15,102	13,901
Stockholders’ equity:
Preferred stock, $.01 par value; 1,500 shares authorized; none issued or outstanding	-	-
Common stock, $.01 par value; 11,000 shares authorized; 6,363 and 6,353 shares issued, 5,979 and 5,969 shares outstanding at June 30, 2014 and December 31, 2013, respectively	63	63
Treasury stock at cost, 384 shares at June 30, 2014 and December 31, 2013	(5,017)	(5,017)
Additional paid-in capital	278,261	278,159
Accumulated deficit	(269,399)	(268,884)
Accumulated other comprehensive loss	(122)	(104)
Total stockholders’ equity	3,786	4,217
	$31,940	$35,615

ASURE SOFTWARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Amounts in thousands, except share and per share data)
(Unaudited)

	FOR THE THREE MONTHS ENDED June 30,		FOR THE SIX MONTHS ENDED June 30,
	2014	2013	2014	2013
Revenues	$6,548	$6,296	$13,075	$12,271
Cost of Sales	1,373	1,481	2,931	3,258
Gross margin	5,175	4,815	10,144	9,013

Operating expenses
Selling, general and administrative	3,495	3,448	6,857	6,724
Research and development	855	664	1,576	1,364
Amortization of intangible assets	497	582	994	1,164
Total operating expenses	4,847	4,694	9,427	9,252

Income (loss) from operations	328	121	717	(239)

Other income (loss)
Gain on settlement of note payable and litigation	-	-	1,034	-
Loss on debt refinancing	-	-	(1,402)	-
Foreign currency translation gain (loss)	(10)	(3)	(12)	(24)
Interest expense and other	(264)	(520)	(721)	(1,050)
Interest expense- amortization of original issue discount (OID)	(4)	(125)	(54)	(275)
Total other income (loss), net	(278)	(648)	(1,155)	(1,349)

Income (loss) from operations before income taxes	50	(527)	(438)	(1,588)
Income tax provision	(35)	(42)	(77)	(81)
Net income (loss)	$15	$(569)	$(515)	$(1,669)
Other comprehensive income (loss):
Foreign currency gain (loss)	(10)	4	(18)	42
Other comprehensive income (loss)	$5	$(565)	$(533)	$(1,627)

Basic and diluted net income (loss) per share
Basic	$0.00	$(0.10)	$(0.09)	$(0.31)
Diluted	$0.00	$(0.10)	$(0.09)	$(0.31)
Weighted average basic and diluted shares
Basic	5,979,000	5,497,000	5,975,000	5,380,000
Diluted	6,364,000	5,497,000	5,975,000	5,380,000

   ASURE SOFTWARE, INC.
 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	FOR THE SIX MONTHS ENDED JUNE 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(515)	$(1,669)
Adjustments to reconcile net loss to net cash provided by operations:
Depreciation and amortization	1,367	1,523
Provision for doubtful accounts	-	10
Share-based compensation	81	69
Amortization of original issue discount (OID)	54	275
Gain on settlement of note payable and litigation	(1,034)	-
Loss on debt refinancing	1,402	-
Changes in operating assets and liabilities:
Restricted cash	250	-
Accounts receivable	474	54
Inventory	(183)	6
Prepaid expenses and other assets	(15)	30
Accounts payable	(264)	(605)
Accrued expenses and other long-term obligations	(10)	651
Deferred revenue	(860)	442
Net cash provided by operating activities	747	786

CASH FLOWS FROM INVESTING ACTIVITIES:
Net purchases of property and equipment	(290)	(245)
Collection of note receivable	9	10
Net cash used in investing activities	(281)	(235)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	(16,436)	(2,726)
Proceeds from notes payable	15,000	-
Payments on amendment of senior notes payable	(704)	(188)
Net proceeds from issuance of common stock	-	3,461
Debt financing fees	(565)	-
Insurance proceeds for settlement of notes payable dispute, net of expenses	373	-
Payments on capital leases	(67)	(43)
Net proceeds from exercise of options	21	13
Net cash used in financing activities	(2,378)	517

Effect of translation exchange rates	(21)	50

Net increase (decrease) in cash and cash equivalents	(1,933)	1,118
Cash and equivalents at beginning of period	3,938	2,177
Cash and equivalents at end of period	$2,005	$3,295

SUPPLEMENTAL INFORMATION:
Cash paid for:
Interest	$697	$656